Exhibit 99.1

Contact:	Investors Relations: Elaine Lintecum 916-321-1846 elintecum@mcclatchy.com

McCLATCHY REPORTS FOURTH QUARTER 2006 RESULTS

SACRAMENTO, Calif., Feb 6, 2007 - The McClatchy Company (NYSE-MNI) today reported fourth quarter 2006 income from continuing operations of $75.5 million, or 92 cents per share. A loss from discontinued operations of $354.8 million, or $4.33 per share was recorded in the quarter relating to the results of the Star Tribune newspaper which the company is selling (see discussion below). The loss from discontinued operations includes a $363.0 million after tax write - down of the net assets of the Star Tribune to the agreed-upon selling price. The company's total net loss for the 2006 quarter was $279.3 million, or $3.41 per share, including discontinued operations.

The company's fiscal 2006 reporting period is a 53-week year versus a 52-week year in 2005, and as a result, the fiscal fourth quarter of 2006 includes 14 weeks compared to 13 weeks in the 2005 fiscal quarter. The company estimates that income from continuing operations is higher by approximately $5.3 million in 2006 because of the additional week being reported.

Results of the Star Tribune newspaper are shown as discontinued operations for all periods presented (including 2005) due to its impending sale. Income from continuing operations was $34.1 million, or 73 cents per share, in the fourth quarter of 2005. Net income in the fourth quarter of 2005 was $45.4 million, or 97 cents per share, including income from discontinued operations of $11.3 million, or 24 cents per share.

On June 27, 2006, the company completed the acquisition of Knight-Ridder, Inc. and its 32 daily newspapers (the Acquisition). The company sold 12 former Knight Ridder newspapers, four of which closed concurrently with the closing of the Acquisition, while eight of the newspapers were held by the company for a short time following the acquisition.

On December 26, 2006 the company announced that it had reached a definitive agreement to sell the Star Tribune newspaper of Minneapolis, MN to Avista Capital Partners for $530 million in cash proceeds and expects to receive an additional approximately $160 million in cash income tax benefits related to the sale in 2008. These after-tax proceeds represent a multiple of cash flows greater than the company paid for Knight Ridder. This transaction is expected to close in the first quarter of 2007.

The company's results from continuing operations since the close of the Knight Ridder acquisition (and all pro forma amounts for prior periods discussed) include the operations of the 20 retained former Knight Ridder newspapers and all of the company's previously owned newspaper operations except for the Star Tribune newspaper (continuing operations of the "newly combined company").

Revenues from continuing operations of the newly combined company in the fourth quarter of 2006 were $673.6 million, up $463.3 million from fourth quarter 2005 revenues of $210.3 million, primarily due to the Knight Ridder acquisition. On a 13-week basis, fourth quarter total revenues were $630.7 million, down 3.4% compared to pro forma fourth quarter 2005 revenues of the newly combined company, with advertising revenues of $539.5 million, down 3.1% and circulation revenues of $71.7 million, down 3.1%.

Income from continuing operations for the full year of 2006 was $179.9 million or $2.78 per share. Income from continuing operations included a pre-tax gain of $9.0 million related to the sale of land in the third quarter of 2006. Income from continuing operations was $174.5 million or $2.70 per share excluding the gain on the land sale. The loss from discontinued operations for the full-year 2006 was $335.5 million, or $5.19 per share, and the company's total net loss was $155.6 million or $2.41 per share.

Income from continuing operations was $119.5 million or $2.54 per share in 2005. Income from discontinued operations was $41.0 million, or 87 cents per share, and total net income in 2005 was $160.5 million, or $3.42 per share.

Revenues from continuing operations of the newly combined company in 2006 were $1.68 billion, up $867.7 million from 2005 revenues from continuing operations of $807.5 million, due primarily to the addition of the 20 former Knight Ridder newspapers beginning in the third quarter. Advertising revenues totaled $1.43 billion and circulation revenues were $194.9 million.

On a pro forma basis, including all continuing operations of the newly combined company for the full years of both 2006 and 2005, and stating 2006 on a comparable 52-week basis to 2005, total revenues in 2006 would have been $2.45 billion, down 0.4%, with advertising revenues of $2.09 billion, up 0.5%, and circulation revenues of $290.0 million, down 4.0%.

Commenting on fourth quarter results, Gary Pruitt, chairman and chief executive officer, said, "The overall advertising environment grew more difficult in the fourth quarter. Retail advertising softened and national and classified continued to decline. The increases we had been reporting in real estate advertising, which had helped offset the declines in employment and automotive classified advertising, declined along with the slowdown in the real estate market. However, online and direct marketing revenues continued to show strength, and their growth helped offset some of the weakness in classified and national advertising.

"This environment calls for strong cost controls and we have delivered. We reduced cash operating expenses 5.8% compared to the 2005 proforma quarter. When factoring out the stock-related compensation which was not recorded in 2005, this expense saving grows to 6.2%.

"For all of 2006, our pro forma advertising revenues were up 0.5%, and we expect to be one of the few companies to report revenue growth in newspaper advertising on a 52-week basis. Indeed, we believe that once all the results are in that McClatchy will have outperformed the industry in advertising revenue growth for the sixth consecutive year," said Mr. Pruitt. "We are committed to our three-pronged strategy: We acquire and operate high-quality newspapers in growth markets. Second, we extend these franchises by supplementing the mass reach of the newspaper with direct marketing and direct mail products so that advertisers can capture broad appeal and targeted audiences with one-stop shopping. And finally, we operate the leading local internet business in each of our daily newspaper markets.

"As we look to 2007, we continue to anticipate, as we said at our Media Week investor presentation, that advertising revenues on a pro forma basis will be down in the first half. We don't have enough visibility right now to project revenue trends in the second half of 2007 with any confidence, but we do have confidence in our proven ability to adapt and innovate to meet challenging conditions and be an industry leader in performance.

"We continue our focus on reducing employee head count by attrition and are reviewing all costs on a line-by-line basis as we look to 2007. We expect to continue to reap benefits from synergies as we further integrate the former Knight Ridder papers, and we expect cost savings from lower newsprint prices and retirement benefits costs.

"The operating environment for media companies certainly is challenging - requiring sure leadership in these turbulent times. We have made the tough decisions to re-align our operating portfolio, retaining the assets that will best allow us to build a 24/7 multi-media enterprise that's responsive to all our audiences and advertisers, resulting in a preeminent news company for our shareholders." said Mr. Pruitt. "Newspapers are profitable brands, and they provide the foundation of the integrated multiplatform news company we have become. We believe this integrated approach will pay handsome dividends in both audience growth and profitability."

Pat Talamantes, McClatchy's vice president of finance and CFO, said, "Debt at the end of the year was approximately $3.3 billion including public bonds we assumed in the Knight Ridder acquisition, which are valued at approximately $1.5 billion. We have used the proceeds from the sales of the former Knight Ridder newspapers, certain internet investments and land in the Sacramento area to pay down a portion of the bank debt used to buy Knight Ridder; but as planned we increased debt in December to pay taxes on these sales.

"We plan to use the $530 million in pre-tax proceeds from the sale of the Star Tribune, which is expected to close in the first quarter of 2007, to further reduce debt. Our commitment to repaying debt has never been stronger and we firmly believe that as we continue to do so we will build leveraged equity returns for our shareholders."

The company noted the following items related to the Knight Ridder acquisition and other matters that impacted its 2006 results:

    The company issued 35.0 million Class A shares in connection with the Acquisition. As a result, the weighted average diluted shares used to calculate earnings per share in 2006 increased. Weighted average shares in 2007 are expected to be in line with fourth quarter 2006 amounts.
    The company sold the 12 Knight Ridder newspapers identified as not fitting with its operating strategy. Eight of the 12 were held for periods ranging from two to 36 days following the closing of the Knight Ridder acquisition, and their results, including the interest expense and debt financing costs related to the debt incurred until their sale, were recorded as discontinued operations in its financial results. The $2.1 billion in pre-tax cash proceeds from their sales were used to repay the debt used to purchase these newspapers. No gain or loss was recorded related to the disposition of the newspapers.
    In December 2006 the company entered into a definitive agreement to sell the (Minneapolis) Star Tribune newspaper for $530 million in cash proceeds and is expected to receive an additional approximately $160 million in cash income tax benefits related to the sale in 2008. The sale is expected to close in the first quarter of 2007. The company recorded a write down in the fourth quarter of 2006 of the Star Tribune's net assets to fair market value based on the expected sale proceeds and included this charge in discontinued operations. Additionally, the results of Star Tribune's operations, including interest allocated to debt related to its acquisition, have been recorded as discontinued operations in all periods presented.
    The company implemented Financial Accounting Standard No. 123 (revised 2004), "Share-Based Payments" (FAS 123R), at the beginning of fiscal 2006 and recorded share based compensation of $2.0 million in the fourth quarter and $7.8 million in the year ended December 31, 2006.
    As a result of the anticipated Star Tribune disposition, the company's mix of state tax jurisdictions has resulted in a lower overall state tax rate. Accordingly, the company has recalculated its deferred tax liabilities and assets in the fourth quarter of 2006 at its new lower effective state tax rate. The company's effective tax rate was affected by similar calculations related to the Acquisition in both the third and the fourth quarters of 2006. This resulted in a reduction to the fourth quarter income tax provision of $12.3 million, and the full year tax provision was lower by $18.1 million, bringing the company's annual effective tax rate on continuing operations to 33.6%. The company's effective tax rate on continuing operations is expected to be between 39.0% and 39.5% in 2007.
    The purchase price for the Knight Ridder acquisition has been allocated to the assets acquired and liabilities assumed based upon their estimated fair values as of June 27, 2006, the date of the Acquisition. The purchase price allocation, while substantially completed, is subject to further adjustments based upon completion of analyses of deferred income tax assets and liabilities and other items.

The company's pro forma statistical report, which summarizes its revenue performance for the month of December, the fourth quarter and the full year 2006, follows. This report includes advertising revenues for the 20 Knight Ridder newspapers the company has retained, but did not own in the first half of its fiscal 2006 or any part of fiscal 2005, and excludes the revenues of the Star Tribune newspaper which is being sold. The pro forma information is meant to provide investors a sense of what the advertising results of the continuing operations would have been in each interim period. In addition, the company has reclassified Real Cities' advertising revenues from a gross basis to net of amounts remitted to the third party newspaper websites for which Real Cities acts as a broker for national advertising. This reclassification has the effect of reducing both revenues and expenses with no impact on earnings. Due to a lack of historical detail from 2005, the 2005 pro forma amounts do not include reclassifications necessary to compare online revenues on the same basis. Hence, comparisons to online only and national online advertising are not meaningful. A reconciliation of pro forma 2006 revenues to GAAP reported revenues can be found on the company's website at the Investor Relations page.

At noon Eastern Time today, McClatchy will review its results in a conference call (877-278-1205 pass code 6828794) and webcast (www.mcclatchy.com). The webcast will be archived at McClatchy's website.

The McClatchy Company is the third largest newspaper company in the United States (after the sale of the Star Tribune newspaper), with 31 daily newspapers and approximately 50 non-dailies. McClatchy-owned newspapers include The Miami Herald, The Sacramento Bee, The Kansas City Star, the (Fort Worth) Star-Telegram, The Charlotte Observer, and The (Raleigh) News & Observer. In addition, McClatchy has a robust network of internet assets, including leading local websites in each of its daily newspaper markets, offering users information, comprehensive news, advertising, e-commerce and other services. The company also owns and operates McClatchy Interactive, an interactive operation that provides websites with content, publishing tools and software development; Real Cities (http://www.RealCities.com), the largest national advertising network of local news websites, including more than 130 newspaper websites; and 15.0% of CareerBuilder, the nation's largest online job site. McClatchy also owns 25.6% of Classified Ventures, a newspaper industry partnership that offers classified websites such as cars.com and apartments.com. McClatchy is listed on the New York Stock Exchange under the symbol MNI.

ADDITIONAL INFORMATION

Statements in this press release regarding the proposed transaction between McClatchy and Avista Capital Partners, the expected timetable for completing the transaction, future financial and operating results, benefits of the transaction (including but not limited to tax benefits), future opportunities for the company and any other statements about management's future expectations, beliefs, goals, plans or prospects constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any statements that are not statements of historical fact (including statements containing the words "believes," "plans," "anticipates," "expects," estimates and similar expressions) should also be considered to be forward-looking statements. There are a number of important factors that could cause actual results or events to differ materially from those indicated by such forward-looking statements, including: the ability to consummate the transaction; to realize the benefits from the transaction and to realize future opportunities; and the other factors described in McClatchy's Quarterly Report on Form 10-Q for the quarter ended September 24, 2006 and the final Prospectus/Proxy Statement/Information Statement contained in McClatchy's Registration Statement on Form S-4 (Registration No. 333-133321. McClatchy disclaims any intention or obligation to update any forward-looking statements as a result of developments occurring after the date of this document.

###

***THE McCLATCHY COMPANY***
SUMMARY OF UNAUDITED RESULTS
(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

	Three Months Ended		Year Ended
	Dec 31,	Dec. 25,	Dec 31,	Dec. 25,
	2006	2005	2006	2005

Revenues - net	$ 673,599	$ 210,300	$1,675,190	$ 807,480

Operating expenses:
Compensation	250,129	78,819	652,582	321,312
Newsprint and supplements	94,366	27,548	231,068	103,292
Depreciation and amortization	42,343	9,947	98,865	39,311
Other operating expenses	141,076	40,264	345,767	152,262
Total operating expenses	527,914	156,578	1,328,282	616,177

Operating income	145,685	53,722	346,908	191,303

Interest expense	(46,985)	-	(93,664)	-
Interest income	1,527	7	3,562	47
Equity (losses) income in unconsolidated companies, net	4,870	262	4,951	635
Gain on land sale and other - net	738	14	9,128	231
Income from continuing operations before income tax provision	105,835	54,005	270,885	192,216
Income tax provision	30,330	19,894	91,000	72,701
Income from continuing operations	75,505	34,111	179,885	119,515
Income (loss) from discontinued operations, net of income taxes	(354,776)	11,270	(335,462)	41,004
Net income (loss)	$ (279,271)	$ 45,381	$ (155,577)	$ 160,519

Net income (loss) per common share:
Basic:
Income from continuing operations	$ 0.92	$ 0.73	$ 2.79	$ 2.56
Income (loss) from discontinued operations	(4.34)	0.24	(5.21)	0.88
Net income (loss) per share	$ (3.41)	$ 0.97	$ (2.42)	$ 3.44

Diluted:
Income from continuing operations	$ 0.92	$ 0.73	$ 2.78	$ 2.54
Income (loss) from discontinued operations	(4.33)	0.24	(5.19)	0.87
Net income (loss) per share	$ (3.41)	$ 0.97	$ (2.41)	$ 3.42

Weighted average number of common shares:
Basic	81,803	46,680	64,415	46,606
Diluted	81,995	46,996	64,645	46,996

***The McClatchy Company***
Consolidated Statistical Report
(In thousands, except for preprints)

	December
	Combined				Print Only
Revenues - Net:	As Reported 5-week 2006	*Pro Forma 4-week 2006	*Pro Forma 2005	% Change	As Reported 5-week 2006	*Pro Forma 4-week 2006	*Pro Forma 2005	% Change
Advertising
Retail	$99,112	$81,222	$83,763	-3.0%	$97,230	$79,613	$82,732	-3.8%
National	19,691	15,349	18,378	-16.5%	21,682	17,473	17,603	-0.7%
Classified Total	58,516	46,735	52,254	-10.6%	47,891	38,090	43,406	-12.2%
Automotive	16,582	12,410	13,153	-5.6%	14,766	10,873	11,714	-7.2%
Real Estate	15,649	13,117	15,049	-12.8%	14,404	12,062	14,004	-13.9%
Employment	19,167	15,578	17,713	-12.1%	12,134	9,929	11,790	-15.8%
Other Class	7,119	5,631	6,340	-11.2%	6,588	5,226	5,898	-11.4%
Direct Marketing	18,362	15,828	13,690	15.6%	18,362	15,828	13,690	15.6%
Other Adv Rev	115	77	88	-12.5%	115	77	88	-12.5%
Total Advertising	$195,796	$159,211	$168,173	-5.3%	$185,280	$151,081	$157,519	-4.1%

Circulation	26,729	21,343	22,383	-4.6%
Other	5,339	4,361	7,175	-39.2%
Total Revenues	$227,864	$184,915	$197,731	-6.5%

Advertising Revenues by Market:
California	$38,546	$31,089	$32,815	-5.3%	$36,541	$29,440	$31,482	-6.5%
Southeast	46,749	37,630	38,944	-3.4%	43,081	34,695	36,386	-4.6%
Florida	33,553	28,325	29,103	-2.7%	31,655	26,639	27,723	-3.9%
Midwest	27,444	22,223	23,565	-5.7%	25,488	20,664	21,908	-5.7%
Northwest	21,329	17,370	17,562	-1.1%	19,730	15,988	16,519	-3.2%
Texas	20,500	16,449	17,195	-4.3%	19,449	15,608	16,369	-4.6%
Other	7,675	6,125	8,989	-31.9%	9,336	8,047	7,132	12.8%
Total Advertising	$195,796	$159,211	$168,173	-5.3%	$185,280	$151,081	$157,519	-4.1%

Advertising Statistics for Dailies:
Full Run ROP Linage					3,131.3	2,453.3	2,748.6	-10.7%
Millions of Preprints Distributed					823.7	700.7	706.6	-0.8%

Average Paid Circulation:**
Daily						2,806.2	2,879.8	-2.6%
Sunday						3,475.8	3,553.4	-2.2%

* Pro Forma includes Knight Ridder acquisitions and excludes Star Tribune newspaper.
** Reflects average paid circulation based upon number of days in period. Does not reflect ABC reported figures.

Online only revenues are not shown as the amounts are not comparable.

***The McClatchy Company***
Consolidated Statistical Report
(In thousands, except for preprints)

	Quarter 4
	Combined				Print Only
Revenues - Net:	As Reported 14-week 2006	*Pro Forma 13-week 2006	*Pro Forma 2005	% Change	As Reported 14-week 2006	*Pro Forma 13-week 2006	*Pro Forma 2005	% Change
Advertising
Retail	$273,979	$256,089	$257,930	-0.7%	$268,449	$250,832	$254,790	-1.6%
National	57,064	52,723	60,600	-13.0%	55,210	51,001	57,606	-11.5%
Classified Total	193,495	181,713	192,330	-5.5%	161,954	152,153	162,755	-6.5%
Automotive	49,866	45,694	47,633	-4.1%	44,349	40,456	43,083	-6.1%
Real Estate	58,871	56,339	56,277	0.1%	54,896	52,554	52,797	-0.5%
Employment	62,849	59,260	66,184	-10.5%	42,270	40,066	46,172	-13.2%
Other Class	21,908	20,420	22,236	-8.2%	20,439	19,077	20,703	-7.9%
Direct Marketing	51,308	48,774	45,323	7.6%	51,308	48,774	45,323	7.6%
Other Adv Rev	277	239	511	-53.2%	277	239	511	-53.2%
Total Advertising	$576,123	$539,538	$556,694	-3.1%	$537,198	$502,999	$520,985	-3.5%

Circulation	77,037	71,651	73,957	-3.1%
Other	20,439	19,464	22,027	-11.6%
Total Revenues	$673,599	$630,653	$652,678	-3.4%

Advertising Revenues by Market:
California	$114,646	$107,189	$110,638	-3.1%	$108,444	$101,342	$105,683	-4.1%
Southeast	140,756	131,637	132,419	-0.6%	129,198	120,811	123,402	-2.1%
Florida	95,656	90,428	94,815	-4.6%	89,654	84,637	90,336	-6.3%
Midwest	80,085	74,863	77,785	-3.8%	73,672	68,847	72,137	-4.6%
Northwest	63,698	59,739	58,350	2.4%	58,824	55,082	54,680	0.7%
Texas	59,185	55,135	57,109	-3.5%	55,773	51,933	54,406	-4.5%
Other	22,097	20,547	25,578	-19.7%	21,633	20,347	20,341	0.0%
Total Advertising	$576,123	$539,538	$556,694	-3.1%	$537,198	$502,999	$520,985	-3.5%

Advertising Statistics for Dailies:
Full Run ROP Linage					9,468.2	8,790.2	9,198.8	-4.4%
Millions of Preprints Distributed					2,229.7	2,106.7	2,111.0	-0.2%

Average Paid Circulation:**
Daily						2,859.7	2,930.8	-2.4%
Sunday						3,494.3	3,603.2	-3.0%

* Pro Forma includes Knight Ridder acquisitions and excludes Star Tribune newspaper.
** Reflects average paid circulation based upon number of days in period. Does not reflect ABC reported figures.

Online only revenues are not shown as the amounts are not comparable.

***The McClatchy Company***
Consolidated Statistical Report
(In thousands, except for preprints)

	December Year-to-Date
	Combined				Print Only
Revenues - Net:	As Reported 53-week 2006	*Pro Forma 52-week 2006	*Pro Forma 2005	% Change	As Reported 53-week 2006	*Pro Forma 52-week 2006	*Pro Forma 2005	% Change
Advertising
Retail	$623,675	$891,378	$893,462	-0.2%	$610,093	$874,555	$883,130	-1.0%
National	133,779	201,578	219,719	-8.3%	126,864	190,303	209,954	-9.4%
Classified Total	555,919	819,499	809,619	1.2%	474,396	687,254	698,563	-1.6%
Automotive	136,372	196,971	217,244	-9.3%	122,063	176,100	200,201	-12.0%
Real Estate	179,237	252,360	223,335	13.0%	168,166	236,625	209,925	12.7%
Employment	183,649	283,054	279,700	1.2%	131,364	193,280	205,499	-5.9%
Other Class	56,661	87,114	89,341	-2.5%	52,803	81,248	82,939	-2.0%
Direct Marketing	118,003	177,486	156,546	13.4%	118,003	177,486	156,546	13.4%
Other Adv Revenue	1,536	1,511	2,083	-27.5%	1,536	1,511	2,083	-27.5%
Total Advertising	$1,432,912	$2,091,452	$2,081,429	0.5%	$1,330,892	$1,931,109	$1,950,276	-1.0%

Circulation	194,940	289,959	302,138	-4.0%
Other	47,337	73,095	79,565	-8.1%
Total Revenues	$1,675,189	$2,454,506	$2,463,132	-0.4%

Advertising Revenues by Market:
California	$421,993	$427,984	$417,951	2.4%	$398,053	$403,588	$398,233	1.3%
Southeast	344,187	504,097	503,433	0.1%	315,950	458,957	470,281	-2.4%
Florida	176,229	356,411	349,870	1.9%	164,624	332,046	333,113	-0.3%
Midwest	147,986	283,604	291,058	-2.6%	135,514	258,232	269,262	-4.1%
Northwest	189,546	227,255	221,038	2.8%	174,997	209,015	207,230	0.9%
Texas	109,989	213,089	211,327	0.8%	103,203	199,157	201,271	-1.1%
Other	42,982	79,012	86,752	-8.9%	38,551	70,114	70,886	-1.1%
Total Advertising	$1,432,912	$2,091,452	$2,081,429	0.5%	$1,330,892	$1,931,109	$1,950,276	-1.0%

Advertising Statistics for Dailies:
Full Run ROP Linage					24,286.4	34,741.4	35,691.2	-2.7%
Millions of Preprints Distributed					5,071.3	7,234.2	6,840.1	5.8%

Average Paid Circulation:**
Daily						2,842.5	2,928.7	-2.9%
Sunday						3,523.2	3,655.6	-3.6%

* Pro Forma includes Knight Ridder acquisitions and excludes Star Tribune newspaper.
** Reflects average paid circulation based upon number of days in period. Does not reflect ABC reported figures.

Online only revenues are not shown as the amounts are not comparable.